Exhibit 23.3

北京市朝阳区建国路77号华贸中心3号写字楼34层

电话：010 5809 1000 传真：010 5809 1000 邮编：100025

北京 | 上海 | 深圳 | 成都 | 南京 | 香港| 杭州| 三亚

July 7, 2025

Amber International Holding Limited

1 Wallich Street,

#30-02 Guoco Tower,

Singaporei

Dear Sir/Madam:

We have acted as legal advisers as to the laws of PRC to Amber International Holding Limited, a Cayman Islands exempted company incorporated with limited liability (the “Company”).

We hereby consent to reference our name in the Company’s Registration Statement on Form F-3, including the documents incorporated by reference therein, as amended and supplemented (the “Registration Statement”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Jingtian & Gongcheng

Jingtian & Gongcheng